EXHIBIT (3)(i)(d)

AMENDMENT TO ARTICLES OF INCORPORATION,
AS AMENDED, OF PEOPLES BANCORP OF NORTH CAROLINA, INC.

This amendment to the Articles of Incorporation adds the following new Article IX immediately after the end of existing Article VIII:

ARTICLE IX

Each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented in person or by proxy at any such meeting and entitled to vote in the election of directors. For purposes of this Article IX, (a) a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director; provided that neither abstentions nor broker non-votes will be deemed to be votes “for” or “against” a director’s election; and (b) a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected and the excess number is the result of a timely nomination by a shareholder or shareholders in accordance with the Corporation’s Bylaws, as determined by the Secretary of the Corporation. The filling of any vacancy occurring in the Board of Directors shall be in accordance with the Bylaws.